EXHIBIT 99.2

RESIGNATION LETTER

February 8, 2016

Board of Directors
Ms. Lianyun Han, Chairperson, President & CEO
Ms. Gao Shan, Secretary
Nutrastar International Inc.
4/F Yushan Plaza, 51 Yushan Road
Nangang District, Harbin, China 150080

Subject:	Resignation

Dear Board Members, Ms. Han and Ms. Gao:

This letter confirms that I hereby resign as a director of Nutrastar International Inc. ("the Company"), effective February 19, 2016. The resignation is due to the 1) increased workload at my eco products company; 2) the Company's CEO refusal to communicate directly with the Company's directors, officers and legal counsel; and 3) not allowing the company's other officers and directors access to its assets to fulfill payment obligations for third party service providers and expense reimbursement that are legally due. For more information, please see the current report on Form 8-K filed by the Company on February 3, 2016.

Sincerely yours,

/s/ Virginia L. P’an
Virginia L. P’an